EXHIBIT 12.1

Calculation of Ratio of Earnings to Fixed Charges

(Amounts in millions of euros)
FRENCH GAAP BASIS	2004	2003	2002	2001	2000

Earnings
Net income	9,612	7,025	5,941	7,658	6,904
Income tax expenses	8,316	5,353	5,034	5,874	6,322
Minority interest	260	194	13	166	304
Equity in income of affiliates (in excess of)/less than dividends received	216	(603)	(479)	(709)	(406)
Interest expensed	811	677	695	1,015	1,181
Estimate of the interest within rental expense	81	66	68	56	44
Amortization of capitalised interest	110	100	116	95	97

Total	19,406	12,812	11,388	14,155	14,446

Fixed Charges
Interest expensed	811	677	695	1,015	1,181
Capitalized interest	35	46	89	259	274
Estimate of the interest within rental expense	81	66	68	56	44
Preference security dividend requirements of consolidated subsidiaries	6	5	10	19	28

Total	933	794	862	1,349	1,527

Ratio of Earnings to fixed charges	20.80	16.14	13.21	10.50	9.46

(Amounts in millions of euros)
US GAAP BASIS	2004	2003	2002	2001	2000

Earnings
Net income	7,221	6,103	6,264	5,271	5,638
Income tax expenses	8,357	5,215	5,412	5,643	6,588
Minority interest	273	195	16	173	310
Equity in income of affiliates (in excess of)/less than dividends received	96	(651)	(547)	(561)	(666)
Interest expensed	843	677	695	1,015	1,181
Estimate of the interest within rental expense	81	66	68	56	44
Amortization of capitalised interest	117	107	124	103	101

Total	16,988	11,712	12,032	11,700	13,196

Fixed Charges
Interest expensed	843	677	695	1,015	1,181
Capitalized interest	35	46	89	259	274
Estimate of the interest within rental expense	81	66	68	56	44
Preference security dividend requirements of consolidated subsidiaries	6	5	10	19	28

Total	965	794	862	1,349	1,527

Ratio of Earnings to fixed charges	17.60	14.75	13.96	8.67	8.64

(Amounts in millions of euros)	Three Months Ended
IFRS BASIS	March 31, 2005	March 31, 2004

Earnings
Net income	3,208	2,090
Income tax expenses	2,899	1,797
Minority interest	84	61
Equity in income of affiliates (in excess of)/less than dividends received	(195)	(245)
Interest expensed	264	159
Estimate of the interest within rental expense	17	13
Amortization of capitalised interest	24	25

Total	6,301	3,900

Fixed Charges
Interest expensed	264	159
Capitalized interest	15	7
Estimate of the interest within rental expense	17	13
Preference security dividend requirements of consolidated subsidiaries	1	1

Total	297	180

Ratio of Earnings to fixed charges	21.22	21.67

(Amounts in millions of euros)	Three Months Ended
U.S. GAAP BASIS	March 31, 2005	March 31, 2004

Earnings
Net income	3,295	1,940
Income tax expenses	2,809	1,763
Minority interest	81	59
Equity in income of affiliates (in excess of)/less than dividends received	(120)	(194)
Interest expensed	339	157
Estimate of the interest within rental expense	17	13
Amortization of capitalised interest	26	26

Total	6,447	3,764

Fixed Charges
Interest expensed	339	157
Capitalized interest	15	7
Estimate of the interest within rental expense	17	13
Preference security dividend requirements of consolidated subsidiaries	1	1

Total	372	178

Ratio of Earnings to fixed charges	17.33	21.15